QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.9

CONFORMED COPY

DATED 15 APRIL 2005

Watson Wyatt LLP

Watson Wyatt Limited

and

Watson Wyatt & Company Holdings

Deed of Contribution

Baker & McKenzie

London
Ref: HS/JXH/EZW/PD

DATE: 15 April 2005

PARTIES:

(1)	WATSON WYATT LLP a limited liability partnership incorporated under the laws of England and Wales with registered number OC301975 and having its registered office and its principal place of business at Watson House, London Road, Reigate, Surrey RH2 9PQ ("WWLLP")
(2)
WATSON WYATT & COMPANY HOLDINGS a company organised and subsisting under the laws of the State of Delaware, USA, whose principal place of business is at 1717H Street, N.W., Suite 800, Washington D.C. 20006, USA ("WWCH")
(3)	WATSON WYATT LIMITED a company incorporated under the laws of England and Wales with registered number 5379716 and having its registered office at 100 New Bridge Street, London EC4V 6JA ("WWL").
RECITALS
(A)	Watson Wyatt (UK) Acquisitions 2 Limited ("WW2 Limited"), The Wyatt Company Holdings Limited ("WCHL"), WWCH and WWLLP have today entered into the BTA (as defined below).
(B)
The parties to this deed have agreed that arrangements be put in place, with effect from Completion (as defined in the BTA) regarding uninsured PI Claims and uninsured IFS PI Claims (each as defined in the BTA) in respect of which WWL and/or any other member of the Purchaser's Group may suffer loss on the terms of this deed.
1.	INTERPRETATION
1.1	Definitions
In this deed, the following words and expressions shall have the following meanings:

"Available Contingent Stock" means the Seller's Entitlement calculated in accordance with clause 4 of the BTA, less any Claim Stock which has been withheld pursuant to paragraph 4.2 (b) of schedule 11 to the BTA;

"BTA" means an agreement for the purchase by WW2 Limited of the business and assets of WWLLP and made on the date hereof between WW2 Limited, WCHL, WWCH and WWLLP which is to be novated pursuant to the BTA Deed of Novation so that, immediately following Completion, the parties thereto will be WWL, WWCH and WWLLP;

"Indemnity IFS PI Claims" means any and all claims by WWL or any other member of the Purchaser's Group pursuant to the indemnity given by WWLLP under clause 10.2 of the BTA in relation to IFS PI Claims, in respect of which notice in writing has been given by WWL to WWLLP on or before the Outstanding PI Claims Determination Date;

"Indemnity PI Claims" means any and all claims by WWL or any other member of the Purchaser's Group pursuant to the indemnity given by WWLLP under clause 10.1 of the BTA in relation to PI Claims, in respect of which notice in writing has been given by WWL to WWLLP on or before the Outstanding PI Claims Determination Date;
"Outstanding PI Claims" means the Indemnity PI Claims and the Indemnity IFS PI Claims;
"Outstanding PI Claims Determination Date" means the earlier of the Final Determination Date and 31 October 2007;

"PI Claims Agreement" means the deed to be entered into on or prior to Completion, between WWCH, WWL, WWLLP and the PI Trustees (as defined therein) relating to post-completion insurance policies for WWLLP;
"PI Insurance" means the post completion insurance policies to be put in place by WWL pursuant to the PI Claims Agreement;
"PI Trust" means the trust of that name to be established pursuant to the PI Claims Agreement;
"Reserves" means the reserves held by insurers in respect of Underlying PI Claims;
"Shortfall" means the amount by which the Sale Proceeds realised pursuant to clause 4.1 are less than 80% of the Uninsured PI Claims Amount;
"Underlying PI Claim" means any third party claim in respect of which an Outstanding PI Claim has been made or notified;

"Uninsured PI Claims Amount" means the estimated aggregate amount by which the Loss suffered by WWL and/or the relevant member of the Purchaser's Group under the Outstanding PI Claims is not covered by insurance cover available to satisfy the Underlying PI Claims to be determined in accordance with clause 3; and
"Uninsured PI Claims Schedule" means the schedule of Outstanding PI Claims, to be prepared and determined in accordance with clause 3.
1.2	Recitals, etc

References to this deed include the recitals which form part of this deed for all purposes. References in this deed to the parties, the recitals and clauses are references respectively to the parties and their legal personal representatives and successors, the recitals to and clauses of this deed.
1.3	Meaning of references.
Save where specifically required or indicated otherwise:
(a)
words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa and words importing the singular shall be treated as importing the plural and vice versa;
(b)
references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established; and
(c) terms used in this deed shall have the meanings attributed to them in the BTA, unless otherwise provided in this deed.
1.4	Headings
clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

2.	CONDITION

The provisions of clauses 3-6 (inclusive) of this deed shall not become effective until Completion, whereupon they shall be of full force and effect. In the event that Completion shall not have occurred prior to 30 September 2005 (or such other date as the parties to the BTA may agree for the purposes of clause 5.4 of the BTA) then all rights and obligations under this deed shall cease to be of any effect save for clauses 7, 8, 9, 10, 11, 13 and 14.
3.	UNINSURED PI CLAIMS SCHEDULE
3.1
As soon as practicable following the Outstanding PI Claims Determination Date, and in any event within 40 Business Days thereafter, WWL shall prepare and deliver to WWLLP the Uninsured PI Claims Schedule which shall set out WWL's summary of the Outstanding PI Claims and the Uninsured PI Claims Amount. If the Reserves are equal to the maximum insurance cover applicable to the Underlying PI Claims, then the Uninsured PI Claims Amount in respect of the Outstanding PI Claims shall be determined in accordance with clause 3.2. If the Reserves are less than the maximum insurance cover applicable to the Underlying PI Claims, then WWL shall be entitled to refer the matter of whether or not the Underlying PI Claims are sufficiently covered by insurance and the determination of the Uninsured PI Claims Amount to an expert for determination pursuant to clause 7 of this deed, in which case, the Uninsured PI Claims Amount shall be as determined by the expert. In cases where the Reserves are less than the maximum insurance cover applicable to the Underlying PI Claims, if WWL has not referred the matter to an expert before the 40th Business Day after the Outstanding PI Claims Determination Date, then there shall be deemed to be no Outstanding PI Claims to which this deed relates and this deed shall cease to have any further effect.
3.2
Where the Reserves are equal to the maximum insurance cover applicable to the Underlying PI Claims, WWL's Uninsured PI Claims Schedule shall be supported by written opinion(s) (addressed to both WWL and WWLLP) from the external lawyer(s) to the relevant Underlying PI Claims stating what amount in excess of insurance cover they believe it is likely will be needed to cover the Outstanding PI Claims. The amount(s) set out in the opinion(s) shall be deemed to be the Uninsured PI Claims Amount.
3.3
If either party disagrees with the Uninsured PI Claims Amount (as determined in accordance with clause 3.2) then, at its cost, it shall be entitled to refer the matter to an expert for determination in accordance with clause 7 of this deed.
3.4
In the event that WWL has not given notice in writing to WWLLP, in respect of any Outstanding PI Claims, on or before the Outstanding PI Claims Determination Date, then there shall be deemed to be no Outstanding PI Claims to which this deed relates and this deed shall cease to have any further effect.
4.	ESCROW ACCOUNT
4.1
Within 20 Business Days of the later to occur of (a) the date on which the Uninsured PI Claims Amount is determined pursuant to this deed and (b) the Final Determination Date, WWL shall sell, on behalf of WWLLP, on the NYSE such amount of the Available Contingent Stock as is required to realise gross sale proceeds (calculated by reference to the price per share of Contingent Stock realised by WWL) (the "Sale Proceeds") as near to (but not exceeding) 80% of the Uninsured PI Claims Amount. In the event that the Available Contingent Stock is insufficient to cover 80% of the Uninsured PI Claims Amount (based on market value of the WWCH Stock as traded on the NYSE) WWL shall procure that all of the Available Contingent Stock shall be sold.

4.2
The Parties shall procure that a joint account is established (the "Escrow Account"), which shall be funded in accordance with this clause 4. The Escrow Account shall be operated in accordance with the terms of this deed by an escrow agent to be appointed by the parties.
4.3
WWL shall procure that the Sale Proceeds realised pursuant to clause 4.1 are paid without set off or withholding (other than any withholding required by law) into the Escrow Account. At the same time as the Sale Proceeds are paid into the Escrow Account, WWCH shall procure that WWC or another member of the Purchaser's Group shall pay into the Escrow Account, an amount of cash equal to 25% of the Sale Proceeds.
4.4
If there is a Shortfall and any Claim Stock has been withheld at the Final Determination Date in accordance with paragraph 4.2(b) of schedule 11 to the BTA, then following subsequent settlement or determination of the Warranty Claim(s) to which such withholding relates, if some or all of the withheld Claim Stock is required pursuant to the BTA to be transferred to WWLLP (the "Deferred Contingent Stock"), WWL shall sell, on behalf of WWLLP, such amount of the Deferred Contingent Stock as is necessary to realise Sale Proceeds as near to (but not exceeding) the Shortfall. In the event that the Deferred Contingent Stock is insufficient to cover the Shortfall (based on market value of the WWCH Stock as traded on the NYSE) WWL shall procure that all of the Deferred Contingent Stock shall be sold.
4.5
WWL shall procure that the Sale Proceeds realised pursuant to clause 4.4 are paid without set off or withholding (other than any withholding required by law) into the Escrow Account. At the same time as Sale Proceeds are paid into Escrow Account, WWCH shall procure that WWC or another member of the Purchaser's Group shall pay into the Escrow Account a cash amount equal to 25% of the Sale Proceeds referred to in clause 4.4.
5.	PAYMENT OUT OF ESCROW ACCOUNT
5.1	Subject to clause 6, the funds held in the Escrow Account shall be dealt with in accordance with the provisions of this clause 5:
(a)
upon an Outstanding PI Claim being settled or finally determined in respect of which there is insufficient PI Insurance or funds held in the PI Trust (if available) to meet the Underlying PI Claims (in whole or in part) and to cover any Loss WWL and/or the relevant member of the Purchaser's Group may suffer as a result of such Outstanding PI Claim, then the funds held in the Escrow Account shall be used to satisfy the Outstanding PI Claim;
(b)
upon the settlement or final determination of the last Outstanding PI Claim in respect of which there is insufficient PI Insurance or funds held in the PI Trust (if available) to meet the Underlying PI Claims (in whole or in part) and to cover any Loss WWL and/or the relevant member of the Purchaser's Group may suffer as a result of such Outstanding PI Claim then the funds held in the Escrow Account shall be used in the order set out below:
(i) first, to satisfy the last Outstanding PI Claim;
(ii) second, the balance (if any) to be paid as to 80% to WWLLP and 20% to WWL.
(c)
If a payment has been made to WWLLP pursuant to clause 6.1 of an amount equal to the aggregate Sale Proceeds and funds remain in the Escrow Account, then any payments to be made pursuant to clause 5.1(b)(ii) shall be paid as to 100% to WWL.

(d)
If a payment has been made to WWLLP pursuant to clause 6.1 or 6.3 of less than an amount equal to the aggregate Sale Proceeds and funds remain in the Escrow Account, then any payment to be made pursuant to clause 5.1(b)(ii) shall be paid as to (i) WWLLP, an amount equal to the aggregate Sale Proceeds less an amount equal to 80% of any payment previously made pursuant to clause 5.1(a) and less an amount equal to 100% of any payment previously made pursuant to clause 6 and (ii) the balance to WWL.
(e)
For the purpose of this clause 5, an Outstanding PI Claim shall, be (i) "settled" if there is an agreement in writing signed by or on behalf of WWLLP and the member of the Purchaser's Group who has brought the claim in respect of one or more claims; and (ii) "finally determined" if and when a court of competent jurisdiction has delivered judgement in respect of the claim (whether on appeal or otherwise) and:
(i) any such judgement has not been appealed against within the requisite time period for so doing;
(ii) any such judgement has been appealed against but such appeal has been withdrawn; or
(iii) there shall be no right of appeal against any such judgement.
6.	WWP CLAIMS AND WWLLP INSOLVENCY
6.1
Notwithstanding the provisions of clause 5, if at any time between (a) the date of deposit of funds into the Escrow Account and (b) the date of payment out of the Escrow Account of all funds held therein, WWP, or any of the Partners or Former Partners receives a claim the liabilities in respect of which would constitute a PI Claim or IFS PI Claims and for which there is insufficient PI Insurance or funds held in the PI Trust (if available) to meet such claim (in whole or in part) (a "WWP PI Claim"), then there shall be paid out of the funds held in the Escrow Account to WWLLP or to lawyers acting for it such amount as would be required to cover any Loss it may suffer as a result of such claim, up to a maximum of the aggregate Sale Proceeds less an amount equal to 80% of any payment previously made pursuant to clause 5.1(a) and less an amount equal to 100% of any payment previously made pursuant to this clause 6 to WWLLP.
6.2
When notifying WWL of such WWP PI Claim, WWLLP shall provide to them from external lawyers to the relevant claim a written opinion (addressed to both WWLLP and WWL) stating what amount in excess of insurance cover they believe it is likely will be needed to cover such WWP PI Claim.
6.3
Notwithstanding clause 5, if WWLLP goes into insolvent liquidation, there shall be transferred out of the Escrow Account to WWLLP such amount as is equal to the aggregate Sale Proceeds less an amount equal to 80% of any payment previously made pursuant to clause 5.1(a) and less an amount equal to 100% of any payment previously made pursuant to this clause 6.
7.	EXPERT DETERMINATION
If any party has referred any matter for determination pursuant to this clause 7, such referral shall be governed by the remaining provisions of this clause 7:
7.1
the independent expert shall be an independent firm of solicitors based in the City of London which has at least one partner with specialist professional indemnity insurance claims litigation experience (the "Expert") jointly agreed by the parties or, if no agreement is reached within 10 Business Days after any party notifies the others that it wishes to appoint an Expert under this clause, shall be appointed at the request of any party by the President of the Law Society of England and Wales;
7.2	the Expert shall be requested to determine the amount of the Uninsured PI Claims Amount;

7.3
subject to any rule of law or of any regulatory body or legal professional privilege or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, each of the parties will, upon request, provide to the other parties and to the Expert access to such premises, books, accounts, records, returns and other documents as are in its possession or control as may be required by the Expert to make its determination;
7.4	the determination of the Expert shall be final and binding on the parties in the absence of manifest error; and
7.5	the costs of the Expert shall be borne wholly by the party referring the matter to the Expert.
8.	CONFIDENTIALITY

Save to the extent required by law or by any securities exchange or any supervisory or regulatory body to whose rules any party to this deed is subject, the parties agree to, and will procure that each of their respective subsidiaries, holding companies or parent undertakings and any subsidiary of any such holding company or parent undertaking for the time being will keep this deed confidential and no disclosure of nor reference to this deed or its terms shall be made without the prior written consent of each of the parties, which consent may not be unreasonably withheld.
9.	NOTICES
9.1
Save as otherwise provided in this deed, any notice, demand or other communication ("Notice") to be given by any party under, or in connection with, this deed shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in clause 9.2, or delivering it by hand to the address set out in clause 9.2 and in each case marked for the attention of the relevant party set out in clause 9.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 9). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:
(a) if sent by fax, at the time of transmission; or
(b) in the case of delivery by hand, when delivered;

provided that in each case where delivery by fax or by hand occurs after 5pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.
References to time in this clause are to local time in the country of the addressee.
9.2	The addresses and fax numbers of the parties for the purpose of clause 9.1 are as follows:
(a) WWLLP Address: Watson House, London Road, Reigate, Surrey RH2 9PQ
Fax: 01737 241496
For the attention of: Senior Partner
(b) WWL Address: 100 New Bridge Street, London EC4V 6JA
Fax: 020 7919 1999
For the attention of: Company Secretary
With a copy by fax to WWCH, for the attention of General Counsel, fax no. +1 202 715 7039

(c) WWCH Address: 1717 H Street, N.W., Suite 800, Washington DC 20006, USA
Fax: +1 202 715 7039
For the attention of: General Counsel
9.3
A party may notify all other parties to this deed of a change to its name, relevant addressee, address or fax number for the purposes of this clause 9, provided that such notice shall only be effective on:
(a) the date specified in the notification as the date on which the change is to take place; or
(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.
9.4
In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.
10.	THIRD PARTY RIGHTS
The parties do not intend that any term of this deed shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this deed.
11.	VARIATION, WAIVER AND CONSENT
11.1
No variation or waiver of any provision of this deed shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).
11.2
Unless expressly agreed, no variation or waiver of any provision or condition of this deed shall constitute a general variation or waiver of any provision or condition of this deed, nor shall it affect any rights, obligations or liabilities under or pursuant to this deed which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this deed shall remain in full force and effect, except and only to the extent that they are so varied or waived.
11.3	Any consent granted under this deed shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.
12.	SEVERABILITY

If any provision of this deed is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this deed but without invalidating any of the remaining provisions of this deed. Any provision of this deed held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.
13.	COUNTERPARTS

This deed may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this deed but all of which together constitute one and the same instrument. This deed shall not be effective until each party has executed at least one counterpart.
14.	GOVERNING LAW AND SUBMISSION TO JURISDICTION
14.1	The construction, validity and performance of this deed shall be governed by the laws of England and Wales.
14.2
The parties to this deed irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any claim or matter arising under or in connection with this deed and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.

The parties have shown their agreement to the terms of this deed by executing it as a deed below.

EXECUTED and	)
DELIVERED as a Deed	)
By	)	P. N. THORNTON
WATSON WYATT LLP	) )	Member
	)	C. RAMAMURTHY
	) )	Member
EXECUTED and	)
DELIVERED as a Deed	)
By	)	JOHN J. HALEY
WATSON WYATT LIMITED	) )	Director
	)	WALTER W. BARDENWERPER
	) )	Director/Secretary
EXECUTED and	)
DELIVERED as a Deed	)
By John J Haley duly authorised	)
For and on behalf of	)
WATSON WYATT & COMPANY	)	JOHN J. HALEY
HOLDINGS	) )	President and Chief Executive Officer

QuickLinks

CONTENTS